                                                                      EXHIBIT 11


                        XCELLENET, INC. AND SUBSIDIARIES

                Computation of Earnings Per Share of Common Stock
         For the Three and Nine Months Ended September 30, 1997 and 1996
                    (amounts in thousands, except per share)

                                                                         For the Three Months Ended     For the Nine Months Ended
                                                                               September 30,                   September 30,
                                                                         --------------------------     --------------------------
                                                                            1997           1996             1997          1996
                                                                         -----------   ------------     ------------   -----------
Weighted average number of common shares outstanding                          8,218          7,238             7,951         7,190

Add - Shares of common stock assumed issued upon exercise of stock options using the "treasury stock" method as it
    applies to the computation of primary earnings per share                   --             --                 674           655
                                                                         -----------   ------------     ------------   ------------
Number of common and common equivalent shares outstanding                     8,218          7,238             8,625         7,845

Add - Additional shares of common stock assumed issued upon
    exercise of stock options using the "treasury stock" method as it
    applies to the computation of fully diluted  earnings per share            --             --                  (7)           84
                                                                         -----------   ------------     ------------   ------------
Number of common and common equivalent shares outstanding
  assuming full dilution                                                      8,218          7,238             8,618         7,929
                                                                         ===========   ============     ============   ============

Net income (loss)                                                           $  (132)       $  (375)           $  965        $  854
                                                                         ===========   ============     ===========================

Earnings (loss) per share:

        Primary                                                             $ (0.02)       $ (0.05)           $ 0.11        $ 0.11
                                                                         ===========   ============     ===========================
        Fully diluted                                                       $ (0.02)       $ (0.05)           $ 0.11        $ 0.11
                                                                         ===========   ============     ===========================

A single presentation of primary earnings per share is made on the Consolidated Statements of Operations because the effect of assuming full dilution is insignificant in each period presented.